Exhibit 10.8

PAPAYA GROWTH OPPORTUNITY CORP. I

2201 Broadway, #750

Oakland, CA 94612

January 13, 2022

Papaya Growth Opportunity I Sponsor, LLC

2201 Broadway, #750

Oakland, CA 94612

Re:	Administrative Services Agreement

Gentlemen:

This letter agreement by and between Papaya Growth Opportunity Corp. I (the "Company") and Papaya Growth Opportunity I Sponsor, LLC (the "Sponsor"), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Global Market (the "Listing Date"), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the "Registration Statement") and continuing until the earlier of the consummation by the Company of an initial business combination or the Company's liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the "Termination Date"):

(i) The Sponsor or one of its affiliates or designees shall make available to the Company, at 2201 Broadway, #750, Oakland, CA 94612 (or any successor location of Sponsor or its affiliates or designees), certain office space, utilities, and shared personnel support services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay the Sponsor the sum of $33,333 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a "Claim") in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company's initial public offering will be deposited (the "Trust Account"), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the Commonwealth of Pennsylvania, without giving effect to its choice of laws principles.

[Signature pages follows]

Very truly yours,

PAPAYA GROWTH OPPORTUNITY CORP. I

By:	/s/ Clay Whitehead
	Name:	Clay Whitehead
	Title:	Chief Executive Officer

[Signature Page to Administrative Services Agreement]

AGREED TO AND ACCEPTED BY:

PAPAYA GROWTH OPPORTUNITY I SPONSOR, LLC

By:	/s/ Clay Whitehead
Name: Clay Whitehead
Title: Managing Member

[Signature Page to Administrative Services Agreement]